Exhibit 99.2

Empire Resorts, Inc.

April 29, 2009

Hilda Manuel
P.O. Box 292
Kiamesha Lake, New York 12751

Dear Hilda:

This letter will act as the agreement (“Consulting Agreement”) between Hilda Manuel (“Consultant” or “you”) and Empire Resorts, Inc. regarding Consultant’s performance of consulting projects for Empire Resorts, Inc. following Consultant’s termination of employment with Empire Resorts, Inc.  (Hereafter, the terms “Empire Resorts” and the “Company” shall be used to refer to Empire Resorts, Inc. and any and all divisions, subsidiaries and affiliates of Empire Resorts, Inc.)

1.           Job Description.  Consultant will provide general consulting services for the Company as set forth in paragraph 3(b) hereof, including, but not limited to, consultation with respect to historical company and predecessor issues.  She will report to the Chief Executive Officer of the Company or such other person acting in that capacity, or such other person as may be designated by the Board of Directors of the Company.

2.           Independent Contractor.  (a)  For all purposes Consultant will operate as an independent contractor of the Company.  Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability incurred by her by reason of his receipt of the monies paid pursuant to this Consulting Agreement, and the Company shall bear full responsibility for any and all tax liability incurred by it by reason of its payment of such monies.  The Company shall not withhold any funds for tax or other governmental purposes, and Consultant shall be responsible for the payment of same.  Consultant shall not be entitled to receive any employment benefits offered to employees of the Company.  To this end, you acknowledge that you are not an employee, agent, co-venturer, or representative of the Company and that the Company will not incur any liability as the result of your actions.  You shall at all times disclose that you are an independent contractor of the Company and shall not represent to any third party that you are the employee, agent, co-venturer, or representative of the Company other than as expressly authorized by the Company.

(b)           Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (a) any failure to perform any covenant or agreement set forth in this Consulting Agreement; (b) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of Consultant or its agents; or (c) any breach by Consultant of any representation, warranty, covenant or agreement under this Consultant Agreement.  The Company shall have the right to offset against any fees or commissions due to Consultant under this Consulting Agreement by the amount of any indemnity to which the Company is entitled under this paragraph 2(b) for any damage, cost, liability, expense, fee or other disbursement, incurred by the Company pursuant to this paragraph 2(b).

3.           Term of Agreement Duties.  (a)  This Consulting Agreement shall commence as of May 1, 2009 and shall continue for nine months (the “term”) unless terminated by either party upon thirty (30) days written notice; provided, however, that this Consulting Agreement may only be terminated by the Company in the event that Consultant engages in the material breach of paragraph 6 of the Agreement and Release of even date herewith between the parties hereto or as a result of a material breach of this Consulting Agreement by Consultant.

(b)           During the term, Consultant shall provide transition services relating to matters over which Consultant had responsibility during her employment and other projects reasonably related to such matters, as reasonably requested by Empire Resorts.  It is not expected that the services shall exceed 20 hours per month.  It is the intention of the parties that the services provided by Consultant shall primarily be provided by video or teleconference and shall not require Consultant to travel unless Empire Resorts determines that such travel is reasonably necessary for the performance of the services.  Consultant shall be free to provide services to other persons (including self-employment) during the term so long as such other services do not significantly interfere with the services to be provided by Empire Resorts.

4.           Compensation.  (a)  Commencing on May 1, 2009 and thereafter on the 1st day of each of the following seven months, Empire Resorts shall pay Consultant $3,750.00 for services rendered by Consultant hereunder in conformity with the terms of this Consulting Agreement.  The Consultant is expected to provide such time as is reasonably necessary to assist in transitioning management of the Company consistent with the provisions of Section 3(b) hereof. In the event of the death of Consultant prior to December 31, 2009, the Company shall continue to pay to the estate of Consultant any unpaid compensation that Consultant would have earned had he continued to provide services to the Company pursuant to this Consulting Agreement.

(b)           To the extent that Consultant is required to travel on the Company’s behalf in performing services hereunder, Empire Resorts shall cover travel, lodging and other expenses related to these services as required by the Company.  Except for such travel expenses, Empire Resorts will not pay for any of Consultant’s expenses incurred in connection with such services such as meals, lodging and ordinary commuting expenses.

5.           Confidentiality Agreement.

(a)           Consultant understands that during the term of this Consulting Agreement, Consultant may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company, its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof, including without limitation information pertaining to customers, accounts, vendors, prices, costs, materials, processes, material results, technology, device results, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential.  Consultant agrees to observe all Company policies and procedures concerning such Confidential Information. Consultant agrees that, except as may be permitted by written Company policies, Consultant will not remove from the Company’s premises any of such Confidential Information without the written authorization of an executive officer of the Company. Consultant agrees not to disclose or use, either during the term of this Consulting Agreement or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that Consultant may disclose and use such information to the extent necessary in the performance of Consultant’s duties for the Company or to the extent required to disclose such Confidential Information pursuant to the legally binding order of a court of competent jurisdiction or regulatory body.  Consultant’s obligations under this Consulting Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no act of Consultant.

(b)           On termination of this Consulting Agreement for any reason or upon the Company’s request, Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, apparatus, drawings, blueprints, and any other material of the Company, including all materials pertaining to Confidential Information developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature, which are in Consultant’s possession, custody or control.

6.           Additional Terms.

(a)           Empire Resorts may at any time assign all of its right, title and interest hereunder to a corporation or other entity that shall assume Empire Resorts’ obligations under this Consulting Agreement, and, following such assignment, Empire Resorts shall be released of and from any and all liability to Consultant with respect to any payment made by such assignee.  In the event that Empire Resorts assigns its right, title or interest hereunder, Empire Resorts shall pay all outstanding balances due to Consultant on or before the date of assignment.  Because Consultant’s duties and services in this Consulting Agreement are special, personal and unique in nature, Consultant may not transfer, sell or otherwise assign Consultant’s rights, obligations or benefits under this Consulting Agreement.  This Consulting Agreement is for the benefit of the Company, its successors and assigns and shall be binding upon Consultant’s successors, executors, administrators and other legal representatives.

(b)           This Consulting Agreement constitutes the entire agreement between the parties.  There are no other agreements, promises, or understandings expressed or implied between Empire Resorts and Consultant with respect to the subject matter of this Consulting Agreement.

(c)           If a court of competent jurisdiction declares any provision of this Consulting Agreement void or unenforceable, all other provisions shall nonetheless remain in full force and effect.

(d)           Consultant represents and warrants that Consultant’s services with the Company do not and will not breach any agreement or duty Consultant has to anyone else, including any agreement or duty to keep in confidence trade secret information belonging to others.

7.           Enforcement.  In the event of a material breach of a provision of this Consulting Agreement by Consultant, in addition to any other available remedies to which Empire Resorts may be entitled, Empire Resorts may obtain such equitable relief as may be appropriate, including injunctive remedies.

8.           Applicable Law.  This Consulting Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of New York without reference to the principles of conflicts of laws.

9.           Survival Clause.  The obligations contained in Sections “5,” “6,” “8,” and  “9” of this Consulting Agreement shall survive the termination of this Consulting Agreement and any extensions hereto.

It is with great hopes for our future that we look forward to the commencement of our work together.  If the foregoing agreement is acceptable to Consultant, please sign and return the enclosed copy of this letter in the space marked “Agreed to and Accepted,” and it will serve as our agreement as of the date first above written.

Very truly yours,

Empire Resorts

By:	/s/ Charles Degliomini
	Name:	Charles Degliomini
	Title:	Sr. Vice President

Agreed to and Accepted:

/s/ Hilda Manuel
Hilda Manuel